EXECUTION COPY

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 27, 2006 by and among (1) China Shen Zhou Mining & Resources, Inc., a Nevada corporation (the “Company”), (2) Ms. Yu Xiao Jing (PRC ID No. 620402195701131322) and Mr. Xu Xue Ming (PRC ID No. 152826196107120416), each being individuals resident in the People’s Republic of China (each a “Shareholder” and together the “Shareholders”) and (3) Citadel Equity Fund Ltd. (“Citadel”).

RECITALS

WHEREAS, pursuant to a notes purchase agreement dated on or about the date hereof and made between the Company and Citadel (the “Notes Purchase Agreement”), Citadel has agreed to purchase from the Company, and the Company has agreed to issue and sell to Citadel, 6.75% Senior Convertible Notes due 2012 of the Company (the “Notes”) in the aggregate initial principal amount of US$28,000,000.

WHEREAS, the Notes Purchase Agreement provides that the execution and delivery of this Agreement by the parties shall be a condition precedent to the consummation of the transactions contemplated under the Notes Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.

DEFINITIONS

For all purposes of this Agreement, defined terms used but not otherwise defined herein shall have the meanings given to such terms in the Notes Purchase Agreement.

2.

BOARD REPRESENTATION.

2.1

Citadel Nominees.  Citadel shall be entitled to make the Citadel Election (as defined below) for  up to two (2) individuals (each a “Citadel Nominee” and together, the “Citadel Nominees”) to serve on the Company’s Board of Directors during the Term (as defined in Section 4.1); provided, that the appointment or election of the second Citadel Nominee shall take place on or after the earlier of (i) an increase in the size of the Board of Directors following the appointment or election of the first Citadel Nominee or (ii) the date of approval of the listing of the Company’s Common Stock on the New York Stock Exchange, the National Association of Securities Dealers Automated Quotation National Market or the American Stock Exchange; provided further, that at least one (1) of Citadel Nominees for whom the Citadel Election has been made shall qualify as an independent director under then applicable laws and requirements of the applicable stock exchange, including the Sarbanes-Oxley Act of 2002.

2.2

Citadel Election.  If Citadel provides written notice to the Company informing the Company of (i) its election (the “Citadel Election”) to be represented on the Board of Directors and (ii) the name(s) of the Citadel Nominee(s), then, as soon as practicable after its receipt of such notice from Citadel, but in no event later than ten (10) Business Days after such receipt, the Company shall:

(a)

provide notice of the Citadel Election to the Company’s Board of Directors and the Shareholders, and

(b)

take all necessary actions so as to permit the Citadel Nominee(s) to be duly appointed or elected as members of the Company’s Board of Directors.

Subject to the conditions and limitations set forth herein, the Citadel Election may be exercised by Citadel at any time in its sole discretion.

2.3

Size of the Board of Directors.  The Company shall take all necessary action, from time to time and at all times, so as to (i) maintain the total size of the Board of Directors (including vacancies) to permit the Citadel Nominees to be appointed to the Board of Directors and (ii) ensure that the total size of the Board of Directors does not exceed seven (7) members at any time.

2.4

Voting Agreement.  Each Shareholder agrees to vote, or cause to be voted, all shares of the Company’s Common Stock (the “Common Stock”) owned by such Shareholder (of record or through a brokerage firm or other nominee arrangement), or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary:

(a)

to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, the Citadel Nominees are duly elected to the Board of Directors;

(b)

to ensure that the size of the Board of Directors is sufficient to permit the appointment and/or election of the Citadel Nominees to the Board of Directors;

(c)

to ensure that the total size of the Board of Directors does not exceed seven (7) members at any time; and

(d)

to amend or supplement the by-laws of the Company, if and to the extent necessary to give effect to the transactions contemplated in this Agreement.

2.5

Vacancies.  Any vacancies created by the resignation, removal or death of a Citadel Nominee appointed or elected to the Board of Directors shall be filled pursuant to the provisions of this Section 2.

3.

Representations and Warranties.

3.1

Ms. Yu is the sole legal and beneficial owner of 14,917,000 shares of Common Stock, and Mr. Xu is the sole legal and beneficial owner of 1,870,000 shares of Common Stock, in each case free and clear of any Lien except for the Lien created by the Share Pledge Agreement dated as of the date hereof by and among the parties named therein (the “Share Pledge Agreement”) and the Prior Lien (as defined in the Share Pledge Agreement). All of the Common Stock held by each Shareholder has been duly authorized and validly issued and is fully paid and non-assessable.

3.2

Each of the Shareholders has full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly executed and delivered by each such Shareholder and constitutes the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with its terms.

3.3

There are no restrictions upon the voting rights in respect of the Common Stock that each Shareholder owns, except as pursuant to this Agreement.

3.4

The execution, delivery and performance of this Agreement by each Shareholder do not (i) conflict with or violate any law, rule regulation, order, decree or judgment applicable to such Shareholder or by which such Shareholder or any of his or her properties is or may be bound or affected; (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other person (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the shares of Common Stock pursuant to any contract to which such Shareholder is a party or by which such Shareholder or any of his or her affiliates or properties is or may be bound or affected; and (iii) require any consent, authorization, approval, or other action by, and no notice to or filing with, any Person, including, without limitation, any Governmental Authority.

4.

Miscellaneous.

4.1

Term.  The parties agree that the term of this Agreement (the “Term”) shall be from the date hereof until the earlier of (i) December 27, 2012, the maturity date of the Notes or (ii) when (x) Citadel, together with its affiliates, holds less than 10% of the principal amount of the Notes then outstanding and (y) the shares of Common Stock held by Citadel (or to be held upon conversion of the Notes), together with its affiliates, represent less than 2% of the then outstanding Common Stock; and upon expiration of the Term, the Company shall have the right to request any Citadel Nominee to resign from the Company’s Board of Directors (“Resignation Request”), and Citadel agrees to cause the Citadel Nominees to promptly comply with any such Resignation Request.

4.2

Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit A hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit A; or (d) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit A with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 4.2 by giving the other party written notice of the new address in the manner set forth above.

4.3

Entire Agreement.  This Agreement, the Notes Purchase Agreement and the other Transaction Documents, together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

4.4

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.  Any controversy or claim arising out of or relating to this Agreement, or any breach of this Agreement, shall be initiated, maintained and finally determined by binding arbitration under the rules of conciliation and arbitration of the International Chamber of Commerce (the “ICC”).  The arbitral tribunal shall be appointed within thirty (30) days of the notice of dispute, and shall consist of three arbitrators appointed as follows: one arbitrator shall be appointed jointly by the Shareholders, one arbitrator shall be appointed by Citadel, and the third arbitrator shall be appointed by such two arbitrators; provided, however, that if the two arbitrators shall be unable to select the third arbitrator within such thirty (30)-day period, such third arbitrator shall be chosen by the International Court of Arbitration of the ICC. The place of arbitration shall be in Hong Kong SAR, PRC. The arbitration shall be conducted in English. The arbitrators shall be experienced and have knowledge in the subject matter of the dispute. Judgment upon any award rendered may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.  Any award pursuant to such proceeding shall be granted in U.S. Dollars.  The arbitration awards shall be non-appealable, final, binding and conclusive upon parties. Each of the parties hereby irrevocably agrees that any service of process made with respect to a dispute under this Agreement may be made pursuant to the notice procedures set forth in this Agreement.

4.5

Severability.  If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect to the extent permitted by applicable law, unless the severed provision is essential to the rights or benefits intended by the parties.  In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

4.6

Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties hereto; it being understood that Citadel shall be permitted to assign its rights under this Agreement to any third party purchaser of the Notes or shares of Common Stock, provided that such third party purchaser shall be subject to the same terms as those set forth in this Agreement.   Neither the Company nor any Shareholder shall be entitled to assign or otherwise transfer any of their rights or obligations under this Agreement to any other party.

4.7

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts transmitted by facsimile shall be deemed to be originals.

4.8

Specific Performance.  The parties hereto acknowledge that, in view of the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the non-breaching parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which such non-breaching parties may be entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

COMPANY

CHINA SHEN ZHOU MINING & RESOURCES, INC.

By: /s/ Yu Xiao Jing

Name:  Yu Xiao Jing
Title:   President

SHAREHOLDERS

By: /s/ Yu Xiao Jing

YU XIAO JING

By: /s/ Xu Xue Ming

XU XUE MING

CITADEL

For and on behalf of:
CITADEL EQUITY FUND LTD.

By: Citadel Limited Partnership, its Portfolio Manager

By: Citadel Investment Group, L.L.C., its General Partner

By: /s/

Name:
Title: Authorized Signatory

EXHIBIT A

NOTICE DETAILS

Citadel:

Citadel Equity Fund Ltd.
c/o 131 South Dearborn Street, Chicago, Illinois 60609
USA
Fax: (1-312) 267 7300
Attention: Mr. Adam C. Cooper

with a copy to:

Citadel Equity Fund Ltd.

c/o Citadel Investment Group (Hong Kong) Limited

Chater House, 18th Floor

8 Connaught Road

Central, Hong Kong

Fax: (1-312) 267 7300

Attention: Mr. Andrew Fong and Mr. Ben Long

Company:

c/o Room 305, Ze Yang Building
No.166 Fu Shi Road, Shi Jing Shan District,
Beijing 100043,
PRC
Fax: (86-10) 6887 2811.

Shareholders:

c/o Room 305, Ze Yang Building
No.166 Fu Shi Road, Shi Jing Shan District,
Beijing 100043,
PRC
Fax: (86-10) 6887 2811

A-1